Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2021

Fair Lawn, New Jersey (January 25, 2022): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $23.3 million, or $0.23 per basic and diluted share, for the quarter ended December 31, 2021, as compared to net income of $20.7 million, or $0.19 per basic and diluted share, for the quarter ended December 31, 2020. Earnings for the quarter ended December 31, 2021 reflected higher net interest income and a lower provision for loan losses, partially offset by lower non-interest income, higher non-interest expense and higher income tax expense. The Company successfully completed its acquisition of Freehold MHC, Freehold Bancorp and Freehold Bank on December 1, 2021. Freehold Bank will continue to operate as a wholly owned subsidiary of the Company for at least two years.
For the year ended December 31, 2021, the Company reported net income of $92.0 million, or $0.88 per basic and diluted share, as compared to net income of $57.6 million, or $0.52 per basic and diluted share, for the year ended December 31, 2020. Earnings for the year ended December 31, 2021 reflected higher net interest income, a lower provision for loan losses, higher non-interest income and lower non-interest expense, partially offset by higher income tax expense.

Thomas J. Kemly, President and Chief Executive Officer commented: "During 2021, the Company achieved outstanding core profitability performance as our net income increased $34.4 million, or 59.8%, over 2020, and we increased our earnings per share by 69.2% to $0.88 for the year ended December 31, 2021, from $0.52 for year ended December 31, 2020. On December 1, 2021, we successfully completed our acquisition of Freehold Bank and announced our pending acquisition of RSI Bank. This past year has been full of unique challenges resulting from the continued disruptions from the pandemic, and we supported community recovery efforts by participating in the Paycheck Protection Program ("PPP") as well as providing loan deferral relief for both our residential and commercial loan clients. We remained focused in our commitment to personalized service, and continued to deliver results for our Company and our clients. We invested in new technological initiatives to improve the customer experience, increased product offerings, increased revenue and improved efficiency, all which have contributed to enhance the strength of our Company."

Results of Operations for the Quarters Ended December 31, 2021 and December 31, 2020

Net income of $23.3 million was recorded for the quarter ended December 31, 2021, an increase of $2.7 million, or 13.0%, compared to net income of $20.7 million for the quarter ended December 31, 2020. The increase in net income was primarily attributable to a $2.3 million increase in net interest income, and an $8.0 million decrease in provision for loan losses, partially offset by a $3.0 million decrease in non-interest income, a $2.6 million increase in non-interest expense, and a $2.1 million increase in income tax expense.

Net interest income was $61.0 million for the quarter ended December 31, 2021, an increase of $2.3 million, or 3.9%, from $58.7 million for the quarter ended December 31, 2020. The increase in net interest income was primarily attributable to a $6.2 million decrease in interest expense, resulting from a decrease in both interest expense on deposits and interest expense on borrowings, partially offset by a $3.9 million decrease in interest income. The decrease in interest expense on deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at reduced rates as a result of a sustained lower interest rate environment. The decrease in interest expense on borrowings was the result of decreases in both the average balance and average cost of borrowings. During the quarter ended December 31, 2021, $439.0 million of Federal Home Loan Bank of New York ("FHLB") borrowings were prepaid. The decrease in interest income for the quarter ended December 31, 2021 was largely due to decreases in the average yields on loans and securities. Prepayment penalties, which are included in interest income on loans, totaled $2.2 million for the quarter ended December 31, 2021, compared to $1.8 million for the quarter ended December 31, 2020.

The average yield on loans for the quarter ended December 31, 2021 decreased 31 basis points to 3.66%, as compared to 3.97% for the quarter ended December 31, 2020, while the average yield on securities for the quarter ended December 31, 2021 decreased 29 basis points to 2.01%, as compared to 2.30% for the quarter ended December 31, 2020. Decreases in the average yields on these portfolios for the quarter ended December 31, 2021 were influenced by the sustained lower interest rate environment. The Federal Reserve reduced interest rates by 150 basis points in March 2020 in response to the COVID-19 pandemic, and rates have remained low throughout 2021 with record levels of liquidity injected into the banking system as a result of pandemic related stimulus programs. The average yield on other interest-earning assets for the quarter ended December 31, 2021 increased 3 basis points to 0.71%, as compared to 0.68% for the quarter ended December 31, 2020, as the average cash balances in lower yielding bank accounts decreased for the quarter ended December 31, 2021.

Total interest expense was $7.6 million for the quarter ended December 31, 2021, a decrease of $6.2 million, or 44.9%, from $13.8 million for the quarter ended December 31, 2020. The decrease in interest expense was primarily attributable to a 39 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $1.2 million, or 39.3%, due to a decrease in the average balance of borrowings primarily due to the prepayment of FHLB borrowings, coupled with a 24 basis point decrease in the cost of total borrowings.

The Company's net interest margin for the quarter ended December 31, 2021 decreased 2 basis points to 2.79%, when compared to 2.81% for the quarter ended December 31, 2020. The weighted average yield on interest-earning assets decreased 33 basis points to 3.14% for the quarter ended December 31, 2021 as compared to 3.47% for the quarter ended December 31, 2020. The average cost of interest-bearing liabilities decreased 39 basis points to 0.47% for the quarter ended December 31, 2021 as compared to 0.86% for the quarter ended December 31, 2020. The decrease in yields and costs for the quarter ended December 31, 2021 were largely driven by a continued lower interest rate environment, coupled with the utilization of excess liquidity to prepay higher costing FHLB borrowings.

The reversal of provision for loan loss recorded for the quarter ended December 31, 2021 was $7.4 million, a decrease of $8.0 million, from $627,000 of provision for loan loss expense recorded for the quarter ended December 31, 2020. The comparatively lower level of provision for the 2021 period was primarily attributable to a decrease in loan loss rates, a decrease in the balances of delinquent and non-accrual loans, and the consideration of the improving economic environment.

Non-interest income was $7.0 million for the quarter ended December 31, 2021, a decrease of $3.0 million, or 30.0%, from $10.0 million for the quarter ended December 31, 2020. The decrease was primarily attributable to a decrease in income from the gain on the sale of loans of $2.0 million and a decrease in the change in fair value of equity securities of $695,000.

Non-interest expense was $43.4 million for the quarter ended December 31, 2021, an increase of $2.6 million, or 6.3%, from $40.8 million for the quarter ended December 31, 2020. The increase was primarily attributable to an increase in compensation and employee benefits expense of $3.7 million, an increase in merger-related expenses of $692,000, and an increase in the loss on the extinguishment of debt of $1.0 million, partially offset by a decrease in other non-interest expense of $4.0 million. The increase in compensation and employee benefits expense was due to the increase in the number of employees as a result of recent mergers, along with normal annual increases in salaries and bonuses. The increase in merger-related expenses primarily related to the acquisition of Freehold Bank in the 2021 period. During the quarter ended December 31, 2021, the Company utilized excess liquidity to prepay $439.0 million in borrowings and also terminated related derivative contracts, which resulted in a $2.1 million loss on early extinguishment of debt. The decrease in other non-interest expense was primarily attributable to a $3.0 million decrease in pension plan expense.

Income tax expense was $8.6 million for the quarter ended December 31, 2021, an increase of $2.1 million, as compared to $6.5 million for the quarter ended December 31, 2020, mainly due to an increase in pre-tax income, and to a lesser extent, an increase in the Company's effective state income tax rate. The Company's effective tax rate was 27.0% and 24.1% for the quarters ended December 31, 2021 and 2020, respectively.

Results of Operations for the Years Ended December 31, 2021 and December 31, 2020

Net income of $92.0 million was recorded for the year ended December 31, 2021, an increase of $34.4 million, or 59.8%, compared to net income of $57.6 million for the year ended December 31, 2020. The increase in net income was primarily attributable to a $11.6 million increase in net interest income, a $28.4 million decrease in provision for loan losses, a $7.6 million increase in non-interest income, and a $2.4 million decrease in non-interest expense, partially offset by a $15.5 million increase in income tax expense.

Net interest income was $233.1 million for the year ended December 31, 2021, an increase of $11.6 million, or 5.2%, from $221.6 million for the year ended December 31, 2020. The increase in net interest income was primarily attributable to a $37.1 million decrease in interest expense, resulting from a decrease in both interest expense on deposits and interest expense on borrowings, partially offset by a $25.6 million decrease in interest income. The decrease in interest expense on deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at reduced rates as a result of a lower interest rate environment. The decrease in interest expense on borrowings was the result of decreases in both the average balance and average cost of borrowings. During the year ended December 31, 2021, $495.5 million of FHLB borrowings were prepaid. The decrease in interest income for the year ended December 31, 2021 was largely due to decreases in the average yields on interest-earning assets. Prepayment penalties, which are included in interest income on loans, totaled $5.0 million for the year ended December 31, 2021, compared to $3.8 million for the year ended December 31, 2020.

The average yield on loans for the year ended December 31, 2021 decreased 25 basis points to 3.73%, as compared to 3.98% for the year ended December 31, 2020, while the average yield on securities for the year ended December 31, 2021 decreased 50 basis points to 1.98%, as compared to 2.48% for the year ended December 31, 2020. The average yield on other interest-earning assets for the year ended December 31, 2021 decreased 90 basis points to 0.70%, as compared to 1.60% for the year ended December 31, 2020, as there were substantially higher cash balances in low yielding bank accounts for the year ended December 31, 2021. Decreases in the average yields on these portfolios for the year ended December 31, 2021 were influenced by the lower interest rate environment as the Federal Reserve reduced interest rates in early 2020 in response to the COVID-19 pandemic.

Total interest expense was $37.0 million for the year ended December 31, 2021, a decrease of $37.1 million, or 50.1%, from $74.1 million for the year ended December 31, 2020. The decrease in interest expense was primarily attributable to a 55 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $11.0 million due to a decrease in the average balance of borrowings, coupled with a 57 basis point decrease in the cost of total borrowings. During the year ended December 31, 2021, the Company prepaid $495.5 million of FHLB borrowings with an average rate of 1.35% and original contractual maturities through 2024. The prepayments were funded by excess cash liquidity. The transactions were accounted for as early debt extinguishments resulting in a loss of $1.9 million.

The Company's net interest margin for the year ended December 31, 2021 increased 4 basis points to 2.76%, when compared to 2.72% for the year ended December 31, 2020. The weighted average yield on interest-earning assets decreased 44 basis points to 3.20% for the year ended December 31, 2021 as compared to 3.64% for the year ended December 31, 2020. Excluding the impact of the acceleration of PPP loan deferred fee for the year ended December 31, 2021, the net interest margin would have been 2.67%. The average cost of interest-bearing liabilities decreased 59 basis points to 0.58% for the year ended December 31, 2021 as compared to 1.17% for the year ended December 31, 2020. The decreases in yields and costs for the year ended December 31, 2021 were largely driven by a continued lower interest rate environment. The net interest margin increased for the year ended December 31, 2021 as the cost of interest-bearing liabilities continued to reprice lower more rapidly than the yields on interest-earning assets.

The reversal of provision for loan loss recorded for the year ended December 31, 2021 was $10.0 million, a decrease of $28.4 million, from $18.4 million of provision for loan loss expense recorded for the year ended December 31, 2020. The comparatively lower level of provision for the 2021 period was primarily attributable to a decrease in loan loss rates, a decrease in the balances of delinquent and non-accrual loans, and the consideration of the improving economic environment.

Non-interest income was $38.8 million for the year ended December 31, 2021, an increase of $7.6 million, or 24.2%, from $31.3 million for the year ended December 31, 2020. The increase was primarily attributable to an increase in title insurance fees of $1.1 million, an increase in the income from gains on securities transactions of $1.7 million, an increase in income from the gain on the sale of loans of $5.3 million and an increase in other non-interest income of $2.0 million, partially offset by a decrease in the fair value of equity securities of $2.6 million. The increase in the gain on sale of loans was primarily attributable to a gain of $7.7 million resulting from the sale of $237.0 million of commercial business loans granted as part of the Small Business Administration PPP. Other non-interest income includes an increase of $1.0 million from debit card transactions.

Non-interest expense was $155.7 million for the year ended December 31, 2021, a decrease of $2.4 million, or 1.5%, from $158.1 million for the year ended December 31, 2020. The decrease was primarily attributable to a decrease in merger-related expenses of $1.1 million, and a decrease in other non-interest expense of $5.7 million, partially offset by an increase in professional fees of $1.6 million, an increase in data processing and software expenses of $1.2 million, and an increase in the loss on the extinguishment of debt of $1.7 million. Merger-related expenses recorded for the year ended December 31, 2020 related to the completed acquisitions of Stewardship Financial Corporation and Roselle Bank, while 2021 merger-related expenses primarily related to the acquisition of Freehold Bank, which will be fully integrated into the Company within two years. The decrease in other non-interest expense was primarily attributable to a $6.0 million decrease in pension plan expense. Professional fees included an increase in consulting expenses related to information technology, and the increase in data processing and software expenses was attributable to the purchase and implementation of several digital banking and other Fintech solutions, as well as the amortization of software costs related to a digital small business lending solution. As noted above, during the year ended December 31, 2021, the Company utilized excess liquidity to prepay $495.5 million in borrowings and also terminated related derivative contracts, which resulted in a $2.9 million loss on the early extinguishment of debt.

Income tax expense was $34.1 million for the year ended December 31, 2021, an increase of $15.5 million, as compared to $18.7 million for the year ended December 31, 2020, mainly due to an increase in pre-tax income, and to a lesser extent, an increase in the Company's effective state income tax rate. The Company's effective tax rate was 27.1% and 24.5% for the year ended December 31, 2021 and 2020, respectively.

Balance Sheet Summary

Total assets increased $425.6 million, or 4.8%, to $9.2 billion at December 31, 2021 from $8.8 billion at December 31, 2020. The increase in total assets was primarily attributable to increases in debt securities available for sale of $386.9 million, debt securities held to maturity of $167.0 million, loans receivable, net of $190.8 million, and other assets of $39.8 million, partially offset by decreases of $352.0 million in cash and cash equivalents, and $20.6 million in Federal Home Loan Bank stock.

Cash and cash equivalents decreased $352.0 million, or 83.2%, to $71.0 million at December 31, 2021 from $423.0 million at December 31, 2020. The decrease was primarily attributable to $870.9 million in purchases of debt securities available for sale and held to maturity, $107.8 million in repurchases of common stock under our stock repurchase program, and $495.5 million in prepayments of borrowings, partially offset by an increase in repayments on loans, repayments on mortgage-backed securities, growth in deposits and $20.4 million in cash and cash equivalents acquired in the Freehold acquisition.

Debt securities available for sale increased $386.9 million, or 29.4%, to $1.7 billion at December 31, 2021 from $1.3 billion at December 31, 2020. The increase was attributable to purchases of $667.0 million of securities primarily consisting of U.S. government and agency obligations, mortgage-backed securities and municipal securities, and $99.6 million in purchases of guarantor swaps with Freddie Mac, partially offset by maturities, calls and sales of $104.5 million in U.S. government and agency obligations, corporate debt and municipal securities, and repayments of $354.1 million. The gross unrealized gain (loss) on debt securities available for sale decreased by $36.9 million during the year ended December 31, 2021.

Debt securities held to maturity increased $167.0 million, or 63.6%, to $429.7 million at December 31, 2021 from $262.7 million at December 31, 2020. The increase was primarily attributable to purchases of $203.8 million of securities primarily consisting of U.S. agency obligations and mortgage-backed securities, partially offset by calls of $5.1 million in U.S. agency obligations and repayments of $31.0 million.

Federal Home Loan Bank stock decreased $20.6 million, or 47.1%, to $23.1 million at December 31, 2021 from $43.8 million at December 31, 2020. The decrease was attributable to the redemption of stock as required upon repayment of FHLB borrowings.

Loans receivable, net, increased $190.8 million, or 3.1%, to $6.3 billion at December 31, 2021 from $6.1 billion at December 31, 2020. One-to-four family real estate loans and multifamily and commercial real estate loans increased $152.0 million and $393.4 million, respectively, partially offset by decreases in commercial business loans, construction loans, and home equity loans and advances of $300.6 million, $33.7 million, and $44.6 million, respectively. Loans receivable, net, for the year ended December 31, 2021 also included $158.9 million of loans which were acquired due to the Freehold acquisition, which mainly consisted of one-to four family and multifamily and commercial real estate loans. The increase in one-to-four family real estate loans included the purchase of $11.8 million in loans from a third party. The increase in multi-family and commercial real estate loans included the purchase of $73.6 million of loan participations. The decrease in commercial business loans was mainly due to the sale of $237.0 million in loans granted and $277.7 million in forgiven PPP loans included as part of the Small Business Administration PPP. The allowance for loan loss balance decreased $12.0 million to $62.7 million at December 31, 2021 from $74.7 million at December 31, 2020, which was primarily attributable to a decrease in loan loss rates, and a decrease in the balance of delinquent and non-accrual loans, as well as the consideration of improving economic conditions. The current allowance for loan losses was calculated utilizing the existing incurred loss methodology. The Company elected to defer the adoption of the Current Expected Credit Loss ("CECL") methodology as was originally permitted by the CARES Act and the Consolidated Appropriations Act, 2021, which, when enacted, extended certain provisions of the CARES Act. The Company adopted CECL on January 1, 2022.
Other assets increased $39.8 million, or 18.9%, to $249.6 million at December 31, 2021 from $209.9 million at December 31, 2020. The increase in other assets consisted of an increase of $82.2 million in the Company's pension plan balance, partially offset by a decrease of $24.1 million in the collateral balance related to our swap agreement obligations, and a decrease of $9.9 million in interest rate swap assets. The 2020 period also included net deferred tax assets totaling $7.2 million.

Total liabilities increased $357.8 million, or 4.6%, to $8.1 billion at December 31, 2021 from $7.8 billion at December 31, 2020. The increase was primarily attributable to an increase in total deposits of $791.6 million, or 11.7%, partially offset by a decrease in borrowings of $422.1 million, or 52.8%, and a decrease in accrued expenses and other liabilities of $15.7 million, or 8.9%. The increase in total deposits consisted of increases in non-interest-bearing and interest-bearing demand deposits of $357.5 million and $410.8 million, respectively, and money market accounts and savings and club deposits of $69.0 million and $134.5 million, respectively, partially offset by a decrease in certificates of deposit accounts of $180.2 million. In addition, the increase in deposits included $210.1 million in deposits assumed in connection with the Freehold acquisition. The decrease in borrowings was primarily driven by the prepayment of $495.5 million of FHLB borrowings. The decrease in accrued expenses and other liabilities primarily consisted of a $24.6 million decrease in interest rate swap liabilities, partially offset by an increase in net deferred tax liabilities of $9.7 million, primarily due to the change in the Company's pension plan balance.

Total stockholders’ equity increased $67.8 million, or 6.7%, to $1.1 billion at December 31, 2021 from $1.0 billion at December 31, 2020. The increase was primarily attributable to net income of $92.0 million, an increase in paid in capital of $47.2 million due to the issuance of 2,591,007 shares of Company common stock to Columbia Bank MHC in connection with the Freehold acquisition, and a change in the pension obligation of $41.2 million, partially offset by the repurchase of 6,055,119 shares of common stock totaling $107.8 million under our stock repurchase program.

Asset Quality

The Company's non-performing loans at December 31, 2021 totaled $3.9 million, or 0.06% of total gross loans, as compared to $8.2 million, or 0.13% of total gross loans, at December 31, 2020. The $4.2 million decrease in non-performing loans was primarily attributable to decreases of $1.2 million in non-performing one-to-four family real estate loans, $2.0 million in non-performing commercial business loans, and $478,000 in non-performing home equity loans and advances. The decrease in non-performing one-to-four family real estate loans was due to a decrease in the number of loans from 13 non-performing loans at December 31, 2020 to six non-performing loans at December 31, 2021. The decrease in non-performing commercial business loans was due to charge-offs totaling $2.0 million. The decrease in non-performing home equity loans and advances was due to a decrease in the number of loans from 12 non-performing loans at December 31, 2020 to four non-performing loans at December 31, 2021. Non-performing assets as a percentage of total assets totaled 0.04% at December 31, 2021 as compared to 0.09% at December 31, 2020.

For the quarter ended December 31, 2021, net charge-offs totaled $245,000 as compared to $2.1 million for the quarter ended December 31, 2020. For the year ended December 31, 2021, net charge-offs totaled $2.0 million as compared to $5.5 million for the year ended December 31, 2020.

The Company's allowance for loan losses was $62.7 million, or 0.99% of total gross loans, at December 31, 2021, compared to $74.7 million, or 1.21% of total gross loans, at December 31, 2020. The decrease in the allowance for loan losses was primarily attributable to a decrease in loan loss rates, and a decrease in the balance of delinquent and non-accrual loans, as well as the consideration of improving economic conditions.

Stock Repurchase Program

During the year ended December 31, 2021, the Company repurchased 6,055,119 shares of common stock at a cost of $107.8 million, or $17.80 per share, and during the quarter ended December 31, 2021, the Company repurchased 1,421,579 shares of common stock at a cost of $28.7 million, or $20.18 per share. As of January 22, 2022, there are 4,441,339 shares remaining to be repurchased under this existing program.

COVID-19

At December 31, 2021, there were four loans on deferral for $24.3 million, a decrease of $3.7 million, compared to $28.0 million at September 30, 2021, and a decrease of $60.8 million, compared to $85.1 million at December 31, 2020. These short-term loan modifications are treated in accordance with Section 4013 of the CARES Act and are not treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears. The Consolidated Appropriations Act, 2021, which was enacted in late December 2020, extended certain provisions of the CARES Act through January 1, 2022, including provisions permitting loan deferral extension requests to not be treated as troubled debt restructurings.

At December 31, 2021, two loans totaling approximately $24.3 million are remitting partial payments.

Merger with RSI

On December 1, 2021, the Company announced the signing of a definitive agreement and plan of merger pursuant to which the Company will acquire RSI Bancorp, M.H.C., RSI Bancorp, Inc. and RSI Bank (collectively, the “RSI Entities”). As part of the transaction, the Company will issue additional shares of its common stock to Columbia Bank, MHC in an amount equal to the fair value of the RSI Entities as determined by an independent appraiser. Subject to the receipt of all required regulatory approvals and the satisfaction of customary closing conditions, the Company expects to complete its acquisition of the RSI Entities in the second quarter of 2022.

Annual Meeting of Stockholders

On January 25, 2022, the Company also announced that its annual meeting of stockholders will be held on June 22, 2022.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 62 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both Banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including the successful consummation of its pending acquisition of RSI Bank, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2021	2020
Assets	(Unaudited)
Cash and due from banks	$70,702	$422,787
Short-term investments	261	170
Total cash and cash equivalents	70,963	422,957

Debt securities available for sale, at fair value	1,703,847	1,316,952
Debt securities held to maturity, at amortized cost (fair value of $434,789, and $277,091 at December 31, 2021 and 2020, respectively)	429,734	262,720
Equity securities, at fair value	2,710	5,418
Federal Home Loan Bank stock	23,141	43,759
Loans held-for-sale, at fair value	—	4,146

Loans receivable	6,360,601	6,181,770
Less: allowance for loan losses	62,689	74,676
Loans receivable, net	6,297,912	6,107,094

Accrued interest receivable	28,300	29,456
Real estate owned	—	—
Office properties and equipment, net	78,708	75,974
Bank-owned life insurance	247,474	232,824
Goodwill and intangible assets	91,693	87,384
Other assets	249,615	209,852
Total assets	$9,224,097	$8,798,536

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,570,216	$6,778,624
Borrowings	377,309	799,364
Advance payments by borrowers for taxes and insurance	36,471	32,570
Accrued expenses and other liabilities	161,021	176,691
Total liabilities	8,145,017	7,787,249

Stockholders' equity:
Total stockholders' equity	1,079,081	1,011,287
Total liabilities and stockholders' equity	$9,224,098	$8,798,536

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$56,939	$62,725	$228,841	$255,236
Debt securities available for sale and equity securities	8,690	6,722	30,211	28,376
Debt securities held to maturity	2,376	2,218	8,632	8,025
Federal funds and interest-earning deposits	120	126	430	413
Federal Home Loan Bank stock dividends	454	710	2,036	3,661
Total interest income	68,579	72,501	270,150	295,711
Interest expense:
Deposits	5,706	10,677	29,109	55,246
Borrowings	1,911	3,148	7,907	18,892
Total interest expense	7,617	13,825	37,016	74,138

Net interest income	60,962	58,676	233,134	221,573

(Reversal of) provision for loan losses	(7,392)	627	(9,953)	18,447

Net interest income after (reversal of) provision for loan losses	68,354	58,049	243,087	203,126

Non-interest income:
Demand deposit account fees	1,121	927	3,803	3,633
Bank-owned life insurance	1,519	2,153	5,994	6,620
Title insurance fees	1,534	1,589	6,088	5,034
Loan fees and service charges	774	593	2,983	2,419
Gain on securities transactions	10	—	2,025	370
Change in fair value of equity securities	17	712	(1,792)	767
(Loss) gain on sale of loans	(24)	2,022	10,790	5,444
Other non-interest income	2,020	1,966	8,940	6,983
Total non-interest income	6,971	9,962	38,831	31,270

Non-interest expense:
Compensation and employee benefits	28,028	24,338	99,534	100,687
Occupancy	5,159	4,851	20,071	19,170
Federal deposit insurance premiums	623	551	2,374	1,901
Advertising	498	566	2,358	2,641
Professional fees	2,156	1,681	7,363	5,810
Data processing and software expenses	3,316	2,865	11,497	10,285
Merger-related expenses	692	—	822	1,931
Loss on extinguishment of debt	2,109	1,158	2,851	1,158
Other non-interest expense	791	4,800	8,867	14,556
Total non-interest expense	43,372	40,810	155,737	158,139

Income before income tax expense	31,953	27,201	126,181	76,257

Income tax expense	8,619	6,547	34,132	18,654

Net income	$23,334	$20,654	$92,049	$57,603

Earnings per share-basic and diluted	$0.23	$0.19	$0.88	$0.52
Weighted average shares outstanding-basic	103,175,662	108,499,658	104,156,112	109,755,924
Weighted average shares outstanding-diluted	103,441,082	108,499,658	104,156,112	109,755,924

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2021			2020
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,164,058	$56,939	3.66%	$6,282,151	$62,725	3.97%
Securities	2,188,093	11,066	2.01%	1,546,657	8,940	2.30%
Other interest-earning assets	322,636	574	0.71%	489,880	836	0.68%
Total interest-earning assets	8,674,787	68,579	3.14%	8,318,688	72,501	3.47%
Non-interest-earning assets	690,630			600,226
Total assets	$9,365,417			$8,918,914

Interest-bearing liabilities:
Interest-bearing demand	$2,549,131	$1,942	0.30%	$2,142,190	$2,373	0.44%
Money market accounts	646,324	363	0.22%	613,871	603	0.39%
Savings and club deposits	793,670	119	0.06%	670,737	269	0.16%
Certificates of deposit	1,777,361	3,282	0.73%	2,004,074	7,432	1.48%
Total interest-bearing deposits	5,766,486	5,706	0.39%	5,430,872	10,677	0.78%
FHLB advances	690,445	1,824	1.05%	942,644	3,082	1.30%
Notes payable	2,933	25	3.38%	—	—	—%
Junior subordinated debentures	7,352	62	3.35%	8,369	66	3.14%
Total borrowings	700,730	1,911	1.08%	951,013	3,148	1.32%
Total interest-bearing liabilities	6,467,216	$7,617	0.47%	6,381,885	$13,825	0.86%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,646,975			1,326,030
Other non-interest-bearing liabilities	198,765			207,409
Total liabilities	8,312,956			7,915,324
Total stockholders' equity	1,052,462			1,003,590
Total liabilities and stockholders' equity	$9,365,418			$8,918,914

Net interest income		$60,962			$58,676
Interest rate spread			2.67%			2.61%
Net interest-earning assets	$2,207,571			$1,936,803
Net interest margin			2.79%			2.81%
Ratio of interest-earning assets to interest-bearing liabilities	134.13%			130.35%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Years Ended December 31,
	2021			2020
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,139,290	$228,841	3.73%	$6,413,559	$255,236	3.98%
Securities	1,965,901	38,843	1.98%	1,465,093	36,401	2.48%
Other interest-earning assets	350,162	2,466	0.70%	255,369	4,074	1.60%
Total interest-earning assets	8,455,353	$270,150	3.20%	8,134,021	$295,711	3.64%
Non-interest-earning assets	647,650			610,952
Total assets	$9,103,003			$8,744,973

Interest-bearing liabilities:
Interest-bearing demand	$2,395,493	$8,177	0.34%	$1,945,075	$12,666	0.65%
Money market accounts	632,011	1,900	0.30%	510,189	2,890	0.57%
Savings and club deposits	752,983	731	0.10%	623,964	1,023	0.16%
Certificates of deposit	1,835,866	18,301	1.00%	2,088,488	38,667	1.85%
Total interest-bearing deposits	5,616,353	29,109	0.52%	5,167,716	55,246	1.07%
FHLB advances	724,790	7,637	1.05%	1,122,633	18,145	1.62%
Notes payable	740	25	3.38%	—	—	—%
Junior subordinated debentures	7,448	245	3.29%	8,481	295	3.48%
Other borrowings	—	—	—%	1,913	4	0.21%
Total borrowings	732,978	7,907	1.08%	1,144,094	18,892	1.65%
Total interest-bearing liabilities	6,349,331	$37,016	0.58%	6,311,810	$74,138	1.17%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,522,322			1,215,352
Other non-interest-bearing liabilities	206,436			201,714
Total liabilities	8,078,089			7,728,876
Total stockholders' equity	1,024,914			1,016,097
Total liabilities and stockholders' equity	$9,103,003			$8,744,973

Net interest income		$233,134			$221,573
Interest rate spread			2.62%			2.47%
Net interest-earning assets	$2,106,022			$1,822,211
Net interest margin			2.76%			2.72%
Ratio of interest-earning assets to interest-bearing liabilities	133.17%			128.87%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Yield on interest-earning assets:
Loans	3.66%	3.66%	3.72%	3.87%	3.97%
Securities	2.01	1.93	1.93	2.05	2.30
Other interest-earning assets	0.71	0.54	1.24	0.67	0.68
Total interest-earning assets	3.14%	3.08%	3.24%	3.34%	3.47%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.39%	0.47%	0.57%	0.66%	0.78%
Total borrowings	1.08	1.07	1.07	1.09	1.32
Total interest-earning liabilities	0.47%	0.54%	0.62%	0.71%	0.86%

Interest rate spread	2.67%	2.54%	2.62%	2.63%	2.61%
Net interest margin	2.79%	2.67%	2.77%	2.80%	2.81%

Ratio of interest-earning assets to interest-bearing liabilities	134.13%	132.89%	133.53%	132.06%	130.35%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.99%	0.92%	1.01%	0.66%
Core return on average assets	1.09%	0.97%	1.03%	0.72%
Return on average equity	8.80%	8.19%	8.98%	5.67%
Core return on average equity	9.68%	8.60%	9.16%	6.17%
Core return on average tangible equity	10.57%	9.47%	10.01%	6.78%
Interest rate spread	2.67%	2.61%	2.62%	2.47%
Net interest margin	2.79%	2.81%	2.76%	2.72%
Non-interest income to average assets	0.30%	0.44%	0.43%	0.36%
Non-interest expense to average assets	1.84%	1.82%	1.71%	1.81%
Efficiency ratio	63.85%	59.46%	57.26%	62.54%
Core efficiency ratio	59.73%	57.42%	56.13%	59.65%
Average interest-earning assets to average interest-bearing liabilities	134.13%	130.35%	133.17%	128.87%
Net charge-offs to average outstanding loans	0.02%	0.13%	0.03%	0.09%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	December 31,
	2021 (1)	2020
Company:
Total capital (to risk-weighted assets)	17.13%	18.54%
Tier 1 capital (to risk-weighted assets)	16.15%	17.29%
Common equity tier 1 capital (to risk-weighted assets)	16.04%	17.17%
Tier 1 capital (to adjusted total assets)	11.23%	11.38%

Columbia Bank:
Total capital (to risk-weighted assets)	15.39%	16.05%
Tier 1 capital (to risk-weighted assets)	14.38%	14.80%
Common equity tier 1 capital (to risk-weighted assets)	14.38%	14.80%
Tier 1 capital (to adjusted total assets)	9.80%	9.72%

Freehold Bank:
Total capital (to risk-weighted assets)	22.87%	N/A
Tier 1 capital (to risk-weighted assets)	22.86%	N/A
Common equity tier 1 capital (to risk-weighted assets)	22.86%	N/A
Tier 1 capital (to adjusted total assets)	13.71%	N/A

(1) Estimated ratios at December 31, 2021.

ASSET QUALITY:
	December 31,
	2021	2020
	(Dollars in thousands)
Non-accrual loans	$3,939	$8,156
90+ and still accruing	—	—
Non-performing loans	3,939	8,156
Real estate owned	—	—
Total non-performing assets	$3,939	$8,156

Non-performing loans to total gross loans	0.06%	0.13%
Non-performing assets to total assets	0.04%	0.09%
Allowance for loan losses	$62,689	$74,676
Allowance for loan losses to total non-performing loans	1,591.50%	915.60%
Allowance for loan losses to gross loans	0.99%	1.21%
Allowance for loan losses to gross loans, excluding SBA PPP loans	1.00%	1.28%
Unamortized purchase accounting fair value credit marks on acquired loans	$5,019	$6,486

LOAN DATA:
	December 31,
	2021	2020
Real estate loans:	(In thousands)
One-to-four family	$2,092,317	$1,940,327
Multifamily and commercial	3,211,344	2,817,965
Construction	295,047	328,711
Commercial business loans *	452,232	752,870
Consumer loans:
Home equity loans and advances	276,563	321,177
Other consumer loans	1,428	1,497
Total gross loans	6,328,931	6,162,547
Purchased credit-impaired ("PCI") loans	6,791	6,345
Net deferred loan costs, fees and purchased premiums and discounts **	24,879	12,878
Allowance for loan losses	(62,689)	(74,676)
Loans receivable, net	$6,297,912	$6,107,094

* At December 31, 2021 and 2020 includes SBA PPP loans totaling $45.0 million and $344.4 million, respectively.
** At December 31, 2021 and 2020 includes SBA PPP net deferred loan fees totaling $1.2 million and $6.6 million, respectively.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2021	2020

Total stockholders' equity	$1,079,081	$1,011,287
Less: goodwill	(85,324)	(80,285)
Less: core deposit intangible	(5,214)	(6,197)
Total tangible stockholders' equity	$988,543	$924,805

Shares outstanding	107,442,453	110,939,753

Book value per share	$10.04	$9.12
Tangible book value per share	$9.20	$8.34

Reconciliation of Core Net Income
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Net income	$23,334	$20,654	$92,049	$57,603
Less: gain on securities transactions, net of tax	(7)	—	(1,481)	(279)
Less/Add: voluntary early retirement plan (credit) expenses, net of tax (benefit)	—	(18)	—	2,255
Add: merger-related expenses, net of tax	879	—	974	1,500
Add: loss on extinguishment of debt, net of tax	1,539	879	2,079	879
Add: branch closure expense, net of tax	—	197	410	1,075
Core net income	$25,745	$21,712	$94,031	$63,033

Return on Average Assets
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)
Net income	$23,334	$20,654	$92,049	$57,603

Average assets	$9,365,417	$8,918,914	$9,103,003	$8,744,973

Return on average assets	0.99%	0.92%	1.01%	0.66%

Core net income	$25,745	$21,712	$94,031	$63,033

Core return on average assets	1.09%	0.97%	1.03%	0.72%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)
Total average stockholders' equity	$1,052,462	$1,003,590	$1,024,914	$1,016,097
Less: gain on securities transactions, net of tax	(7)	—	(1,481)	(279)
Less/Add: voluntary early retirement plan (credit) expenses, net of tax (benefit)	—	(18)	—	2,255
Add: merger-related expenses, net of tax	879	—	974	1,500
Add: loss on extinguishment of debt, net of tax	1,539	879	2,079	879
Add: branch closure expenses, net of tax	—	197	410	1,075
Core average stockholders' equity	$1,054,873	$1,004,648	$1,026,896	$1,021,527

Return on average equity	8.80%	8.19%	8.98%	5.67%

Core return on core average equity	9.68%	8.60%	9.16%	6.17%

Return on Average Tangible Equity
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)
Total average stockholders' equity	$1,052,462	$1,003,590	$1,024,914	$1,016,097
Less: average goodwill	(81,018)	(85,370)	(79,842)	(79,593)
Less: average core deposit intangible	(5,346)	(6,367)	(5,717)	(6,769)
Total average tangible stockholders' equity	$966,098	$911,853	$939,355	$929,735

Core return on average tangible equity	10.57%	9.47%	10.01%	6.78%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)
Net interest income	$60,962	$58,676	$233,134	$221,573
Non-interest income	6,971	9,962	38,831	31,270
Total income	$67,933	$68,638	$271,965	$252,843

Non-interest expense	$43,372	$40,810	$155,737	$158,139

Efficiency ratio	63.85%	59.46%	57.26%	62.54%

Non-interest income	$6,971	$9,962	$38,831	$31,270
Less: gain on securities transactions	(10)	—	(2,025)	(370)
Core non-interest income	$6,961	$9,962	$36,806	$30,900

Non-interest expense	$43,372	$40,810	$155,737	$158,139
Add/Less: voluntary early retirement plan credit/ expenses	—	24	—	(3,018)
Less: merger-related expenses	(692)	—	$(822)	(1,931)
Less: loss on extinguishment of debt	(2,109)	(1,158)	(2,851)	(1,158)
Less: branch closure expense	—	(264)	(548)	(1,434)
Core non-interest expense	$40,571	$39,412	$151,516	$150,598

Core efficiency ratio	59.73%	57.42%	56.13%	59.65%